Exhibit 10.35

MethylGene Inc.

April 12, 2013

Dr. Jeffrey Besterman

Dear Jeffrey:

This letter is further to our discussion of March 13, 2013 wherein you were advised that your employment with MethylGene Inc. (the “Company”) pursuant to your agreement with the Company originally made on January 1, 1999, as amended and restated, (the “Employment Agreement”) would terminate effective as of April 13, 2013 (the “Termination Date”).

Further to our subsequent discussions and correspondence, the Company is prepared to provide you with the following which replaces, in its entirety, the terms set out in the Company’s letter dated March 13, 2013 which are of no further effect:

1.                                      Until the Termination Date, your employment will continue on its present terms and conditions.  In the period between today’s date and the Termination Date, you will not be required to perform any duties and responsibilities on behalf of the Company or to attend at the office.  You are expected to remain reasonably available during business hours for consultations;

2.                                      Through the Termination Date, the Company will pay you all amounts due and owing in respect of any accrued but unpaid salary and unused vacation entitlement, and you will be reimbursed for any outstanding business expenses incurred through today’s date in accordance with Company policies;

3.                                      In lieu of any further or on-going entitlements pursuant to the provisions of Section 2.6 of the Employment Agreement, the Company will, immediately following the Termination Date, pay you the lump sum amount of $50,000;

4.                                      In lieu of any further or on-going entitlements pursuant to Sections 2.7 (Tax Equalization) and 2.8 (Deemed Disposition) of the Employment Agreement, the Company will, immediately following the Termination Date, pay you the lump sum amount of $115,000;

5.                                      Subject to your compliance with Sections 5 and 6 of your Employment Agreement, the Company will, immediately following the Termination Date, pay you a lump sum amount equal to two (2) years’ base salary ($679,072).  The Company may delay in making this payment, with your consent, to such time as you agree, provided that the payment is no later than two and one half months following the Termination Date or such other time as permitted to be received by you without incurring an excise tax under section 409A of the Internal Revenue Code of 1986, as amended;

6.                                      The Company will pay the cost of PricewaterhouseCoopers in respect of preparation of your 2012 tax returns and one-third of the cost of preparation of your 2013 tax return.  In addition, the Company will pay for the cost of your presently scheduled 2013 annual executive physical exam at Medisys;

7.                                      You will continue to be covered by the Company’s health insurance program in which you presently participate until April 13, 2014 to the extent permitted by the applicable policies.  All questions of entitlement to benefits are subject to the terms and conditions of applicable policies and contracts of insurance.  Coverage under all other benefit programs ceases as of the Termination Date;

8.                                      Your entitlements, if any, pursuant to the MethylGene Amended and Restated Stock Option Plan (the “Plan”) will be governed by the terms and conditions of the Plan, as amended from time to time, and any applicable Option Agreements;

9.                                      All payments set out herein are subject to all applicable and required deductions.  All amounts set out herein are in U.S. dollars and shall be paid in Canadian dollar equivalents to U.S. dollars at the prevailing exchange rate or, at your discretion, U.S. dollars;

10.                               You continue to be bound by all post-employment obligations contained in the Employment Agreement.  In particular, you are reminded of your specific obligations pursuant to Sections 5 and 6 of the.  Employment Agreement which continue notwithstanding the termination of your employment and are a condition of payment pursuant to Section 4 of this letter.  In addition, you are reminded that you occupied a position with the Company that entailed fiduciary and confidentiality obligations and that such obligations continue notwithstanding your termination;

11.                               You will return to the Company by the Termination Date:  (i) all originals and copies of all records, documents, files, memoranda, notes, designs, data reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (whether in hard copy or electronic format), including all Inventions and Proprietary Information (as defined in the Employment Agreement) which are in your possession or under your control; and (ii) any equipment or other physical property belonging to the Company in your possession or under your control including but not limited to access keys and cards, security passes, credit cards, laptop and other electronic devices and any other property.  You may keep your cell phone and existing phone number provided you assume all responsibility for the account from and after April 14, 2013;

12.                               Both the Company and you agree that subject to the disclosure obligations of the Company under applicable law, both parties will keep confidential and not divulge the contents or terms set out herein except as required by applicable law or to their respective legal and financial advisors only in strictest confidence and, in your case, to any prospective employer or consulting client on a need to know basis solely with respect to restrictive covenants;

13.                               You agree to execute the release and indemnity enclosed with this letter.

The parties hereto acknowledge that they are satisfied that this letter and attached release be drawn up in the English language.  Les parties aux présentes acceptent que la présente entente soit redigée en anglais.

Please carefully read and consider the terms set out in this letter, including the enclosed release and indemnity.  Please indicate your acceptance of the foregoing by executing and returning the release and indemnity by April 19, 2013.  If you have any questions or require clarification of any of the matters in this letter, please contact Rona Rosen of Human Resources.

Yours truly,

MethylGene Inc.

/s/Charles M. Baum
Charles M. Baum, MD, PhD
Chief Executive Officer

RELEASE AND INDEMNITY

IN CONSIDERATION of and upon performance of the terms set out in the letter dated April 12, 2013 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged I, DR. JEFFREY BESTERMAN (the “Releasor”), do hereby release, remise and forever discharge METHYLGENE INC., its parent, subsidiary, affiliated or predecessor companies and their respective directors, officers and employees (the “Releasee”), of and from any and all actions, causes of action, claims, suits, proceedings, debts, dues, contracts, covenants, complaints and demands for damages or loss howsoever arising whether pursuant to the Civil Code, in equity, contractually or pursuant to statute, including but not limited to the Charter of Human Rights and Freedoms (having discussed or otherwise canvassed any and all human rights complaints, concerns or issues arising out of or with respect to my relationship with the Releasee) and the Labour Standards Act of Québec (collectively “Claims”) which against the said Releasee I had, now have or may hereafter have by reason of any matter existing up to the present time and without limiting the generality of the foregoing but, more specifically, all Claims, arising out of: (a) my hiring, employment or the cessation of my employment with the Releasee; and (b) any benefits provided to me or which should have been provided to me during my employment or subsequent to the cessation of my employment save and except for any proper Claims of the Releasor pursuant to the provisions of the Officer’s Indemnity Agreement which is Schedule “C” to the Employment Agreement originally dated January 1, 1999, as amended and restated, between the Releasor and the Releasee.

AND FOR THE SAID CONSIDERATION, the Releasor further covenants and agrees to save harmless and indemnify the Releasee from and against all claims, charges, taxes, penalties or demands which may be made by the appropriate taxing authorities in Canada or Quebec requiring the Releasee to pay income tax, charges or penalties under the applicable statutes and regulations in respect of income tax payable by the Releasor in excess of the income tax previously withheld, and in respect of any and all claims, charges, taxes, penalties or demands which may be found payable by the Releasee in respect of the Releasor relating to governmentally regulated or other unemployment or pension plan programs.

IT IS FURTHER UNDERSTOOD AND AGREED that the provisions hereof shall enure to the benefit of each of the Releasee, its successors and assigns and shall be binding upon the Releasor, his heirs, executors, administrators, successors, assigns and other legal representatives.

IT IS FURTHER UNDERSTOOD AND AGREED that for the said consideration, the Releasor will not make or threaten to make any Claim or take or threaten to take any proceeding in connection with the Claims released herein against the Releasee or any other person who may claim contribution or indemnity or other relief from or against the Releasee by virtue of such claim or proceeding.  If the Releasor should hereafter make any such claim or take any such proceeding against the Releasee, this Release and Indemnity may be raised as an estoppel and complete bar to any such claim or proceeding.

If the Releasor should hereafter make any such claim or take any such proceeding against any other person who claims contribution, indemnity or other relief from or against the Releasee, the Releasor covenants and agrees to hold harmless and indemnify the Releasee from and against all such contribution, indemnity or other relief (including interest and legal costs).

IT IS FURTHER UNDERSTOOD AND AGREED that the said payment or promise of payment is deemed to be no admission whatsoever of liability on the part of the said Releasee and, in fact, such liability is denied.

I ACKNOWLEDGE that I have had the opportunity to seek independent legal advice with respect to the terms of this Release and Indemnity, and I fully understand them.  I confirm that I am executing this Release and Indemnity freely, voluntarily and without duress.

IN WITNESS WHEREOF the Releasor has hereunto set his hand this 19th day of April, 2013.

SIGNED, SEALED AND DELIVERED	)
IN THE PRESENCE OF	)
)
)
/s/ Aaron Besterman	)	/s/ Jeffrey Besterman
Witness	)	DR. JEFFREY BESTERMAN

Aaron Besterman
Name of Witness (Print)

Address of Witness